EXHIBIT 5.1

Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, CA 94025

January 31, 2003

RITA Medical Systems, Inc.
967 N. Shoreline Blvd.
Mountain View, CA 94043

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on or about January 31, 2003 in connection with the registration under the Securities Act of 1933, as amended, of 2,045,453 of your currently issued and outstanding common stock (the “Shares”), sold to certain stockholders listed in the Registration Statement (the “Selling Stockholders”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Sincerely,

/s/    VENTURE LAW GROUP

MBW